As filed with the Securities and Exchange Commission on February 2, 2026
Registration No. 333 - _________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland	31‑0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Huntington Center
41 South High Street
Columbus, Ohio 43287
(Address, including zip code, of principal executive offices)

The Cadence Bank 2025 Long-Term Incentive Plan, the Cadence Bank Equity Incentive Plan, the Cadence 2021 Long-Term Equity Incentive Plan, the Amended and Restated 2015 Omnibus Incentive Plan and the Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (Full title of the Plan)

Marcy C. Hingst, Esq.
Senior Executive Vice President and General Counsel
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300
(Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Exchange Act.  ☐

EXPLANATORY NOTE

On October 26, 2025, Huntington Bancshares Incorporated (“Huntington” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cadence Bank (“Cadence”) and The Huntington National Bank. On February 1, 2026, Huntington completed the acquisition of Cadence pursuant to the Merger Agreement (the effective time of such acquisition, the “Effective Time”).

This Registration Statement is being filed by Huntington to register up to 19,157,972 shares of common stock, $0.01 par value, of Huntington (“Common Stock”), including (i) (a) 2,540,633 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards and performance stock unit awards granted under the Amended and Restated 2015 Omnibus Incentive Plan (the “Cadence 2015 Omnibus Plan”), (b) 3,820,646 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock awards, restricted stock unit awards and performance stock unit awards granted under the Cadence Bank 2025 Long-Term Incentive Plan (the “Cadence 2025 LTIP”), (c) 1,106,887 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock awards and restricted stock unit awards granted under the Cadence Bank Equity Incentive Plan (the “Cadence EIP”), and (d) 3,916,197 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards and performance stock unit awards granted under the Cadence 2021 Long-Term Equity Incentive Plan (the “Cadence 2021 LTEIP” and, together with the Cadence 2015 Omnibus Plan, the Cadence 2025 LTIP, and the Cadence EIP, the “Cadence Equity Plans”), which were assumed by Huntington and converted into corresponding equity awards of the Registrant in connection with the transactions contemplated by the Merger Agreement (the “Assumed Awards”) and (ii) 7,773,609 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the Effective Time, under the Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (the “Huntington LTIP”) (as adjusted to reflect the exchange ratio under the Merger Agreement).

The Assumed Awards are subject to the same terms and conditions that were applicable to the corresponding awards granted under the Cadence Equity Plans, except that (i) the Assumed Awards relate to shares of Common Stock and (ii) the number of shares of Common Stock subject to each Assumed Award is the result of an adjustment based upon the exchange ratio pursuant to the Merger Agreement. At the Effective Time, the Registrant also assumed the Cadence Equity Plans.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Cadence Equity Plans and the Huntington LTIP (collectively, the “Plans”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities Exchange Commission (“the SEC”) are incorporated by reference:

1.	Annual Report on Form 10‑K for the fiscal year ended December 31, 2024, filed on February 14, 2025;

2.	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed on April 29, 2025, July 29, 2025 and October 28, 2025;

3.
Current Reports on Form 8‑K filed January 17, 2025 (Items 8.01 and 9.01), March 31, 2025, April 17, 2025 (Item 5.07),  April 17, 2025 (Items 8.01 and 9.01), June 27, 2025,  July 17, 2025,  July 18, 2025 (Items 8.01 and 9.01), September 11, 2025, September 12, 2025, October 3, 2025, October 17, 2025 (Items 8.01 and 9.01), October 20, 2025 (Items 8.01 and 9.01), October 30, 2025, December 12, 2025, December 23, 2025, December 29, 2025,  January 6, 2026, January 22, 2026 (Items 8.01 and 9.01), January 23, 2026, January 28, 2026 and February 2, 2026; and

4.
The description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in our Form 8-A filed with the SEC on April 28, 1967 (in paper format), as updated by Exhibit 4.2 to our Form 10-K for the year ended December 31, 2024, filed on February 14, 2025.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  Huntington’s charter provides that to the fullest extent permitted by Maryland statutory or decision law, as amended or interpreted, its directors and officers are not personally liable to Huntington or its shareholders for money damages.

Huntington’s charter provides that it will indemnify its directors to the fullest extent under the general laws of the State of Maryland now or thereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it will indemnify its directors, and its officers who are not directors to such further extent as will be authorized by the Huntington board of directors and be consistent with Maryland law.  Huntington’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, Huntington will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, will pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Huntington and who is made or threatened to be made a party or a witness to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Huntington charter and Huntington bylaws vest immediately upon election of a director or officer.  Huntington may, with the approval of the Huntington board of directors, provide such indemnification and advance for expenses to (i) an individual who served a predecessor of Huntington in any of the capacities described in clauses (a) or (b) above, (ii) any individual who is a present or former officer of Huntington and who is made or threatened to be made a witness to the proceeding by reason of his or her service in that capacity and (iii) any employee or agent of Huntington or a predecessor of Huntington.

Section 2‑418 of the MGCL provides, that a Maryland corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer will have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).  In addition, a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise. Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as described in clause (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

Section 2-418 of the MGCL provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding will be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding.  A court of appropriate jurisdiction, upon application of a director or officer and such notice as the court will require, may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper.  However, indemnification with respect to any proceeding by or in the right of the corporation, or in which liability has been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2‑418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2‑418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2‑418.  A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2‑418.  A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, the directors and officers of Huntington and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of Huntington’s employee benefit programs.  Huntington is insured, subject to certain retentions and exceptions, to the extent it indemnifies the directors and officers for such loss.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this registration statement.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description
4.1
Articles Supplementary of Huntington Bancshares Incorporated, as of February 1, 2026 (incorporated by reference to Exhibit 4.2 to Huntington Bancshares Incorporated’s Form 8-A filed with the SEC on January 30, 2026).

4.2	Articles Supplementary of Huntington Bancshares Incorporated, as of January 18, 2019 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on January 22, 2019 and incorporated herein by reference).

4.3
Articles of Restatement of Huntington Bancshares Incorporated, as of January 18, 2019 (previously filed as Exhibit 3.2 to Current Report on Form 8-K, filed with the SEC on January 22, 2019 and incorporated herein by reference).

4.4
Articles Supplementary of Huntington Bancshares Incorporated, as of February 5, 2021 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on February 9, 2021 and incorporated herein by reference).

4.5
Articles Supplementary of Huntington Bancshares Incorporated, as of August 5, 2020 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on August 10, 2020 and incorporated herein by reference).

4.6
Articles Supplementary of Huntington Bancshares Incorporated, as of June 9, 2021 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on June 9, 2021 and incorporated herein by reference).

4.7
Articles Supplementary of Huntington Bancshares Incorporated, as of May 28, 2020 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on June 3, 2020 and incorporated herein by reference).

4.8
Articles of Amendment of Huntington Bancshares Incorporated to Articles of Restatement of Huntington Bancshares Incorporated, as of June 9, 2021 (previously filed as Exhibit 3.2 to Current Report on Form 8-K, filed with the SEC on June 9, 2021 and incorporated herein by reference).

4.9
Articles Supplementary of Huntington Bancshares Incorporated, as of March 3, 2023 (previously filed as Exhibit 3.1 to Current Report on Form 8-K, filed with the SEC on March 6, 2023 and incorporated herein by reference).

4.10	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on September 11, 2025).

4.11	Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on July 21, 2023).

4.12	Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on July 19, 2024).

4.13
Huntington Bancshares Incorporated 2024 Long-Term Incentive Plan (previously filed as Exhibit 10.1 to Current Report on Form 8-K, filed with the SEC on April 19, 2024 and incorporated herein by reference).

4.14*	The Cadence Bank 2025 Long-Term Incentive Plan

4.15*	The Cadence Bank Equity Incentive Plan

4.16*	The Cadence 2021 Long-Term Equity Incentive Plan

4.17*	The Amended and Restated 2015 Omnibus Incentive Plan

5.1*	Opinion of Venable LLP regarding the legality of the securities being registered hereto

23.1*	Consent of Venable LLP (included in Exhibit 5.1 filed herewith)

23.2*	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included in the signature page to this registration statement)

107*	Filing fee Table

*	Filed herewith

Signatures

Pursuant to the requirements of the Securities Act, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on February 2, 2026.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Marcy Hingst
Marcy C. Hingst
General Counsel and Corporate Secretary

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers has made, constituted, and appointed, and does hereby make, constitute, and appoint Stephen D. Steinour, Zachary J. Wasserman and Marcy C. Hingst, and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, relating to the registration under the Securities Act of the shares of common stock, par value $0.01 per share, of Huntington Bancshares Incorporated, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen D. Steinour	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)	February 2, 2026
Stephen D. Steinour

/s/ Zachary Wasserman	Chief Financial Officer (Principal Financial Officer)	February 2, 2026
Zachary Wasserman

/s/ Nancy E. Maloney	Executive Vice President, Controller (Principal Accounting Officer)	February 2, 2026
Nancy E. Maloney

/s/ Ann B. Crane	Director	February 2, 2026
Ann B. Crane

/s/ Rafael Andres Diaz-Granados	Director	February 2, 2026
Rafael Andres Diaz-Granados

/s/ John C. Inglis	Director	February 2, 2026
John C. Inglis

/s/ Katherine M.A. Kline	Director	February 2, 2026
Katherine M.A. Kline

/s/ Richard W. Neu	Director	February 2, 2026
Richard W. Neu

Signature	Title	Date

/s/ Kenneth J. Phelan	Director	February 2, 2026
Kenneth J. Phelan

/s/ David L. Porteous	Director	February 2, 2026
David L. Porteous

/s/ Teresa H. Shea	Director	February 2, 2026
Teresa H. Shea

/s/ Roger J. Sit	Director	February 2, 2026
Roger J. Sit

/s/ Jeffrey L. Tate	Director	February 2, 2026
Jeffrey L. Tate

/s/ Gary Torgow	Director	February 2, 2026
Gary Torgow